AeroVironment, Inc. Announces Fiscal 2008 Third Quarter Results

MONROVIA, CA, March 3, 2008 — AeroVironment, Inc. (AV) (NASDAQ: AVAV), a leader in unmanned aircraft systems and efficient electric energy systems, today reported financial results for its fiscal third quarter ended January 26, 2008.

"Our unmanned aircraft systems (UAS) segment continues to generate growth as a result of ongoing demand for our small UAS production systems and for the new capabilities we are pioneering in our development programs,” said Tim Conver, chief executive officer of AV. “Raven and Wasp systems are helping to protect the lives of our troops while providing cost-effective force multiplication that enables them to operate more successfully. The increasing contribution of our UAS service business reflects the broader procurement, deployment and use of our systems throughout the U.S. armed forces. I believe that all of our solutions provide meaningful benefits to current and potential customers in the U.S. and abroad, and that we remain well-positioned for continued growth.”

Third quarter highlights:

•	Quarterly revenue of $48.5 million
•	Operating margin of 16%
•	Earnings per diluted share of $0.28

FISCAL 2008 THIRD QUARTER RESULTS
Revenue for the third quarter of fiscal 2008 was $48.5 million, an increase of 5%, over revenue of $46.3 million in the comparable period of fiscal 2007. The increase in revenue was the result of increased sales in AV’s UAS segment of $3.4 million, or 9%, and in its Energy Technology Center segment of $0.2 million, or 9%, which was partially offset by a decrease in its PosiCharge segment of $1.3 million, or 24%.

Income from operations for the third quarter of fiscal 2008 was $8.0 million, a decrease of $5.2 million, or 40%, from third quarter of fiscal 2007 income from operations of $13.2 million. The decrease in income from operations was caused by higher selling, general and administrative expense of $4.0 million and higher research and development expense of $1.4 million, partially offset by increased gross margin of $0.2 million.

Net income for the third quarter of fiscal 2008 was $6.0 million, a decrease of $2.9 million, or 33%, from third quarter of fiscal 2007 net income of $8.9 million.  Earnings per share for the third quarter of fiscal 2008 were $0.28, a decrease of $0.29 per diluted share from third quarter of fiscal 2007 earnings per diluted share of $0.57.

FISCAL 2008 YEAR-TO-DATE RESULTS
Revenue for the first nine months of fiscal 2008 was $151.4 million, an increase of 23% over revenue of $123.0 million in the comparable period of fiscal 2007. The increase in revenue was the result of increased sales in AV’s UAS segment of $29.0 million, or 29%, which was partially offset by lower sales in its PosiCharge Systems segment of $0.2 million, or 1%, and in its Energy Technology Center segment of $0.4 million, or 6%.

Income from operations for the first nine months of fiscal 2008 was $19.3 million, a decrease of $3.7 million, or 16%, from the same nine months of fiscal 2007 income from operations of $23.0 million. The decrease in income from operations was caused by higher selling, general and administrative expense of $7.4 million and higher research and development expense of $2.5 million, partially offset by increased gross margin of $6.2 million.

Net income for the first nine months of fiscal 2008 was $15.0 million, a decrease of $0.1 million, or 1%, from the same nine months of fiscal 2007 net income of $15.1 million.  Earnings per diluted share for the first nine months of fiscal 2008 were $0.70, a decrease of $0.28 per diluted share from the first nine months of fiscal 2007 earnings per diluted share of $0.98.

BACKLOG
As of January 26, 2008, funded backlog (unfilled firm orders for which funding is currently appropriated to AV under a customer contract) was $62.1 million compared to $60.9 million as of April 30, 2007.

FISCAL 2008 — OUTLOOK FOR THE FULL YEAR
For fiscal year 2008 the company maintains its guidance of revenue growth of between 20% and 25% over fiscal year 2007, with an operating income margin of between 12% and 14%.  The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the demand for our products and services, activities of competitors and changes in the regulatory environment. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL
In conjunction with this release, AeroVironment, Inc. will host a conference call today, Monday, March 3, 2008, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman, chief executive officer and president, Stephen C. Wright, chief financial officer, and Steven A. Gitlin, director of investor relations, will host the call.

4:30 PM ET
3:30 PM CT
2:30 PM MT
1:30 PM PT

The conference call may be accessed by dialing (888) 679-8018 (U.S.) or (617) 213-4845 (international) five to ten minutes prior to the start time to allow for registration. The passcode for the call is 67404378.

Investors with Internet access may access the live audio webcast via the Investor Relations section of the AeroVironment, Inc. website, http://investor.avinc.com.  Please allow fifteen minutes prior to the call to download and install any necessary audio software.  An audio replay of the event will be archived on the Investor Relations page of the company’s web site at http://investor.avinc.com for a period of one year.

A digital replay of the call will be available on Monday, March 3 at approximately 3:30 p.m. Pacific Time through Monday, March 10 at 9:00 p.m. Pacific Time.  Dial (888) 286-8010 and enter the passcode 53460043 to access the digital replay.  International callers should dial (617) 801-6888 and enter the same passcode number.

ABOUT AEROVIRONMENT, INC. (AV)
Building on a history of technological innovation, AV designs, develops, produces, and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and efficient electric energy systems.  The company's small UAS are used extensively by agencies of the U.S. Department of Defense and increasingly by allied military services to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance, and target acquisition.  AV’s PosiCharge® fast charge systems eliminate battery changing for electric industrial vehicles in factories, airports, and distribution centers. More information about AV is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.   Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission including our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.
Consolidated Statements of Income (Unaudited)
(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	January 26,	January 27,	January 26,	January 27,
	2008	2007	2008	2007
Revenue:
Product sales	$19,947	$32,614	$83,673	$87,426
Contract services	28,588	13,661	67,767	35,595
	48,535	46,275	151,440	123,021
Cost of sales:
Product sales	9,585	17,677	48,487	50,226
Contract services	19,117	8,962	47,356	23,403
	28,702	26,639	95,843	73,629
Gross margin	19,833	19,636	55,597	49,392
Selling, general and administrative	8,216	4,224	24,515	17,091
Research and development	3,664	2,240	11,766	9,261
Income from operations	7,953	13,172	19,316	23,040
Other income
Interest income	1,011	173	3,133	520
Income before income taxes	8,964	13,345	22,449	23,560
Provision for income taxes	2,999	4,456	7,476	8,412
Net income	$5,965	$8,889	$14,973	$15,148
Earnings per share data:
Basic	$0.30	$0.65	$0.77	$1.11
Diluted	$0.28	$0.57	$0.70	$0.98
Weighted average shares outstanding:
Basic	20,141,903	13,679,665	19,568,819	13,602,975
Diluted	21,517,117	15,691,256	21,320,241	15,528,493

Selected Consolidated Balance Sheet Information
(in thousands)

Selected Consolidated Balance Sheet Information
	January 26, 2008	April 30, 2007
	(Unaudited)
Cash and cash equivalents	$79,565	$20,920
Short-term investments	30,780	88,325
Accounts receivable, net	25,463	7,691
Unbilled receivables and retentions	18,418	26,494
Inventory, net	16,970	14,015
Total assets	188,823	168,177
Stockholders’ equity	162,945	136,423
Shares issued and outstanding	20,175,563	18,875,957

Reportable segment results are as follows (Unaudited):
  (in thousands)

	Three Months Ended		Nine Months Ended
	January 26,	January 27,	January 26,	January 27,
	2008	2007	2008	2007
Revenue:
UAS	$42,162	$38,763	$130,639	$101,621
PosiCharge	4,111	5,431	14,705	14,889
Energy Technology Center	2,262	2,081	6,096	6,511
Total	$48,535	$46,275	$151,440	$123,021
Gross margin:
UAS	$17,489	$16,695	$48,490	$40,482
PosiCharge	1,378	1,918	4,725	5,679
Energy Technology Center	966	1,023	2,382	3,231
Total	$19,833	$19,636	$55,597	$49,392

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Contact:
Steven Gitlin
Director of Investor Relations
AeroVironment, Inc
+1 (626) 357-9983
ir@avinc.com

Mark Collinson
CCG Investor Relations and Strategic Communication
For AeroVironment, Inc.
+1 (310) 477-9800, ext. 117
mark.collinson@ccgir.com